Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

OF

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

As of June 30, 2010 and December 31, 2009 and for the Three- and Six-month Periods ended June 30, 2010 and 2009 and the Period from November 10, 2003 (Inception) through June 30, 2010

(Unaudited)

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

BALANCE SHEETS

(Unaudited)

	As of,
	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$663,711	$3,213,748
Prepaid expenses	24,130	37,211

Total current assets	687,841	3,250,959
Property and equipment, net	318,723	417,224
Notes receivable and accrued interest receivable from Marina Biotech, Inc.	3,025,278	—
Other assets	45,133	45,133

Total assets	$4,076,975	$3,713,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$446,378	$131,009
Accrued expenses	129,873	331,938
Capital lease—current portion	13,656	13,656
Deferred revenue—current portion	576,087	576,087

Total current liabilities	1,165,994	1,052,690
Capital lease, net of current portion	9,530	17,769
Deferred revenue, net of current portion	548,914	836,956

Total liabilities	1,724,438	1,907,415

Commitments
Stockholders’ equity:
Series A redeemable, convertible preferred stock, $0.001 par value; authorized 14,850,000 shares, none issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Series A-1 redeemable, convertible preferred stock, $0.001 par value; authorized 27,584,420 shares, issued and outstanding 17,693,436 at June 30, 2010 and 15,176,263 at December 31, 2009 (preference in liquidation of $19,487,242 at June 30, 2010)	19,423,969	16,966,615
Common stock , $0.001 par value; authorized 130,000,000 shares, issued and outstanding 5,824,710 and 5,820,127 at June 30, 2010 and December 31, 2009, respectively	5,825	5,820
Additional paid-in capital	2,061,488	1,719,445
Deficit accumulated during the development stage	(19,138,745)	(16,885,979)

Total stockholders’ equity	2,352,537	1,805,901

Total liabilities and stockholders’ equity	$4,076,975	$3,713,316

The accompanying notes are an integral part of these financial statements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Period from November 10, 2003 (Inception) through June 30, 2010
	2010	2009
Revenue	$148,021	$140,625	$1,388,999

Operating expenses:
Research and development	649,681	1,089,723	12,213,543
General and administrative	838,828	533,630	8,072,095

Total operating expenses	1,488,509	1,623,353	20,285,638

Operating loss	(1,340,488)	(1,482,728)	(18,896,639)

Other income (expense):
Other income (expense)	—	—	10,287
Interest income	25,333	2,804	471,280
Derivative expense	(20,000)	—	(20,000)
Interest expense	(7,000)	—	(78,908)

Other income (expense), net	(1,667)	2,804	382,659

Net loss	$(1,342,155)	$(1,479,924)	$(18,513,980)

The accompanying notes are an integral part of these financial statements

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,		Period from November 10, 2003 (Inception) through June 30, 2010
	2010	2009
Revenue	$292,042	$281,250	$1,388,999

Operating expenses:
Research and development	940,834	2,065,116	12,213,543
General and administrative	1,602,193	1,075,481	8,072,095

Total operating expenses	2,543,027	3,140,597	20,285,638

Operating loss	(2,250,985)	(2,859,347)	(18,896,639)

Other income (expense):
Other income (expense)	—	—	10,287
Interest income	25,396	10,791	471,280
Derivative expense	(20,000)	—	(20,000)
Interest expense	(7,177)	—	(78,908)

Other income (expense), net	(1,781)	10,791	382,659

Net loss	$(2,252,766)	$(2,848,556)	$(18,513,980)

The accompanying notes are an integral part of these financial statements

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,		Period from November 10, 2003 (Inception) through June 30, 2010
	2010	2009
Cash flows from operating activities:
Net loss	$(2,252,766)	$(2,848,556)	$(18,588,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	95,747	72,000	543,844
Non-cash interest expense	7,000	—	38,379
Non-cash interest income	(25,278)	—	(25,278)
Derivative expense	20,000	—	20,000
Loss of disposal of property and equipment	2,754	—	2,754
Share-based compensation expense	281,633	—	352,869
Fair value of common stock issued in conjunction with license agreement	—	—	61,921
Changes in operating assets and liabilities:
Prepaid expenses and other assets	13,081	57,441	(95,109)
Accounts payable	315,369	150,689	521,378
Accrued expenses	(229,065)	(272,693)	107,264
Deferred revenue	(288,042)	(281,250)	1,125,001

Net cash used in operating activities	(2,059,567)	(3,122,369)	(15,935,957)

Cash flows from investing activities:
Purchases of property and equipment	—	(32,928)	(820,280)
Issuance of notes receivable from Marina Biotech, Inc.	(3,000,000)	—	(3,000,000)

Net cash provided (used) in investing activities	(3,000,000)	(32,928)	(3,820,280)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	2,517,173	—	20,429,867
Repayments of capital lease	(8,239)	(7,135)	(21,855)
Proceeds from issuance of common stock	—	—	11,426
Proceeds from exercise of stock options	596	—	596
Repurchase of common stock	—	—	(86)

Net cash provided (used) by financing activities	2,509,530	(7,135)	20,419,948

(Decrease) increase in cash and cash equivalents	(2,550,037)	(3,162,432)	663,711
Cash and cash equivalents at beginning of period	3,213,748	5,580,661	—

Cash and cash equivalents at end of period	$663,711	$2,418,229	$663,711

Supplemental disclosure of cash flow information and non-cash transactions:
Cash paid for interest	$—	$565	$36,126

Exchange of Series A Preferred stock and dividends for Series A-1 Preferred stock and dividends	$—	$—	$13,643,805

Exchange of Series A Preferred stock for Common Stock	$—	$—	$3,000,000

Accretion of dividend and issuance costs on Series A Preferred stock	$—	$57,500	$2,053,921

Accretion of dividend and issuance costs on Series A-1 Preferred stock	$20,180	$—	$28,589

Relative fair value of warrants recorded as deferred financing costs	$—	$5,533	$5,533

Property and equipment acquired under capital leases	$—	$45,041	$45,041

The accompanying notes are an integral part of these financial statements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Periods Ended June 30, 2010 and 2009, and the Period from

November 10, 2003 (Inception) to June 30, 2010 (Unaudited)

1.	NATURE OF OPERATIONS

Business

Cequent Pharmaceuticals, Inc. (“Cequent”) was incorporated on November 10, 2003 under the laws of the State of Delaware.

Cequent is an early-stage biopharmaceutical company developing novel therapeutics to prevent and treat a wide range of human diseases based on Cequent’s proprietary technology, TransKingdom RNA interference (tkRNAi™ ). The FDA recently approved Cequent’s IND (investigational new drug) application for the first trial of an orally administered RNA interference drug in humans.

Since its inception, Cequent has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, Cequent is considered to be in the development stage.

Cequent is subject to a number of risks similar to other companies in its industry including rapid technological change, uncertainty of market acceptance of the product, competition from larger companies with substitute products and dependence on key personnel.

2.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by Cequent in the preparation of the accompanying consolidated financial statements follows:

Basis of presentation

The accompanying unaudited financial statements of Cequent have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly our financial position, results of operations and cash flows. Operating results for the six month period ended June 30, 2010, are not necessarily indicative of the results that may be expected for a full fiscal year.

Certain amounts in the 2009 financial statements have been reclassified to conform with the 2010 presentation.

Use of estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Cash and cash equivalents

Cequent considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Financial instruments

Cequent’s financial instruments, consisting of cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which approximates fair value due to the short-term nature of these instruments. The carrying value of capital lease obligations approximates its fair value due to the market terms of the arrangements.

Derivative instruments

Cequent generally does not use derivative instruments to hedge exposures to cash-flow or market risks; however, certain warrants to purchase common stock that do not meet the requirements for classification as equity are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. Such financial instruments are initially recorded at fair value, or relative fair value when issued with other instruments, with subsequent changes in fair value charged (credited) to operations in each reporting period. If these instruments subsequently meet the requirements for classification as equity, Cequent reclassifies the fair value to equity.

In April 2010, Cequent issued warrants to purchase 64,999 shares of common stock at $0.07 per share in conjunction with a prior extension of a Loan and Security Agreement. The options expire in May 2019. At June 30, 2010, Cequent had outstanding warrants to purchase 263,248 shares of its common stock with an exercise price of $0.07 per share. These warrants are considered to be derivative instruments since the agreements contain “down round” provisions whereby the number of shares covered by the warrants is subject to change in the event of certain dilutive stock issuances. The fair value of these derivative instruments at June 30, 2010 was $27,000. In the three and six months ended June 30, 2010, Cequent recorded $7,000 of non-cash interest expense related to the warrants issued in April 2010 and derivative expense of $20,000 related to the change in fair value during the period. The derivative liability of $27,000 is included in accrued expenses. The fair value of these warrants was estimated using the Black-Scholes option pricing model and assumptions consistent with those disclosed in “Share-based payments“ below.

The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock for each reporting period.

Property and equipment

Property and equipment are carried at cost. Depreciation and amortization expense is provided over the estimated useful lives of the assets using the straight-line method. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life
Computer hardware and software	3 years
Office furniture and equipment	5 years
Lab equipment	5 years
Leasehold improvements	Shorter of lease term or useful life

Depreciation and amortization expense was $95,747 and $72,000 for the six-month periods ended June 30, 2010 and 2009, respectively.

Maintenance and repairs are charged to expense as incurred, while any additions or improvements are capitalized.

Research and development expenses

Costs incurred for research and development are expensed as incurred.

Income taxes

For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, Cequent provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are realizable.

Tax positions taken or expected to be taken in the course of preparing Cequent’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of June 30, 2010.

Concentrations of credit risk

Cequent has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Cequent may from time to time have cash in banks in excess of FDIC insurance limits.

Impairment of long-lived assets

Cequent continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, Cequent evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. Cequent’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No impairment charges were recorded in the six month periods ended June 30, 2010 and 2009.

Revenue recognition

Through June 30, 2010, Cequent’s revenue primarily relates to a single option agreement (see Note 7). Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred and collectibility is reasonably assured. Non-refundable, upfront payments received in connection with license option agreements are recognized over the option term on a straight-line basis.

Share-based payments

Cequent recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock-based award.

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Due to its limited operating history and limited number of sales of its common stock, Cequent estimated its volatility in consideration of a number of factors including the volatility of comparable public companies.

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model:

	June 30, 2010	June 30, 2009
Risk-free interest rate	3.00 – 3.68%	1.87%
Expected life	5 - 10 years	5 years
Volatility	69%	69%
Dividend rate	0%	0%

Recent accounting pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. This Update requires new disclosures and clarifies existing disclosures regarding recurring and nonrecurring fair value measurements to provide increased transparency to users of the financial statements. The new disclosures and clarification of existing disclosures are effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to the roll forward of activity for Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Cequent does not expect the adoption of this Update to have a material impact on its financial statements.

3.	MERGER WITH MARINA BIOTECH, INC. AND NOTES RECEIVABLE

On March 31, 2010, Cequent entered into an Agreement and Plan of Merger (“Merger Agreement”) with MDRNA, Inc. (“MDRNA”), a leading RNAi-based drug discovery and development company, and with Calais Acquisition Corp. (“merger sub”), a wholly-owned subsidiary of MDRNA, pursuant to which merger sub would merge with and into Cequent, with Cequent surviving as a wholly-owned subsidiary of MDRNA. On July 21, 2010, the shareholders of MDRNA approved the merger and approved a change in the company name to Marina Biotech, Inc (“Marina Biotech”). Under the terms of the Merger Agreement, each outstanding share of Cequent’s common stock was exchanged for Marina Biotech common stock at an exchange ratio that implies a purchase price for Cequent’s common and preferred stockholders of approximately $44 million, plus an additional value of approximately $2 million to warrant and option holders, based on the 10 day Volume-Weighted Average Price (VWAP) of MDRNA shares on March 31, 2010. This represents an approximate 56% equity ownership in the consolidated entity for MDRNA stockholders and a 44% equity ownership for Cequent’s securityholders.

The combined company is headquartered in Bothell, Washington with offices in Cambridge, Massachusetts. RNAi drug discovery, research and biology will continue to be conducted at Marina Biotech’s R&D facility in Bothell while clinical operations will reside in Cambridge.

In connection with the execution of the Merger Agreement described above, MDRNA and Cequent entered into a Loan Agreement (the “Loan Agreement”), pursuant to which, among other things, Cequent extended loans to MDRNA in the aggregate principal amount of up to $3,000,000 (the “Term Loans”) to fund MDRNA’s operations prior to the completion or closing of the merger. The Term Loans are evidenced by a secured promissory note issued by MDRNA to Cequent (the “Term Note”), which bears interest absent an event of default, at a rate of ten percent per annum. As of June 30, 2010, the balance of the notes receivable and accrued interest due from Marina Biotech was $3,025,278. On July 21, 2010, the merger was consummated and, in accordance with the Loan Agreement, the then outstanding principal balance of the loans and all interest then accrued but unpaid thereon was forgiven in full.

As consideration for the Loan Agreement, MDRNA issued to Cequent on the date of each Term Loan a five-year warrant to purchase shares of MDRNA’s capital stock with an exercise price subject to adjustments as defined in the Merger Agreement. Each warrant is exercisable for a number of shares of MDRNA’s common stock equal to sixty-five percent (65%) of the principal amount of the Term Loan being made on such date divided by $1.1496 (subject to an equitable adjustment in the event of any stock split, stock dividend, stock combination or the like). The loan warrants are only exercisable, for a five year term, if the merger is not consummated, other than by reason of Cequent’s material breach of the Merger Agreement, and MDRNA engages in a transaction with another party that is similar to the proposed merger, prior to the one year anniversary of the termination of the Merger Agreement. On July 21, 2010 the merger was consummated and the warrants issued to Cequent terminated.

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2010	December 31, 2009
Computer software and hardware	$142,100	$143,158
Office furniture and equipment	97,142	101,642
Lab equipment	520,832	523,127
Leasehold improvements	76,354	76,354

	836,428	844,281
Less accumulated depreciation and amortization	(517,705)	(427,057)

	$318,723	$417,224

5.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

	June 30, 2010	December 31, 2009
Accrued bonus	$10,800	$195,800
Accrued expenses	19,418	40,042
Accrued severance	—	46,375
Accrued legal	—	35,000
Accrued vacation	66,486	9,788
Derivative liability	27,000	—
Accrued other	6,169	4,933

	$129,873	$331,938

6.	CAPITAL LEASE

Cequent leased certain equipment under a capital lease agreement that is included in property and equipment and accumulated depreciation on the balance sheet at June 30, 2010:

Leased equipment	$45,041
Less accumulated depreciation	(15,013)

$30,028

The term of the lease calls for monthly payments in the amount of $1,380 until December 2011. The minimum lease payments under the capital lease are as follows:

Year Ending December 31,
2010	$8,277
2011	16,555

Total	24,832

Year Ending December 31,
Less: amount representing interest	(1,646)

$23,186

7.	STOCKHOLDERS’ EQUITY

Series A and A-1 Redeemable, Convertible Preferred Stock

In October 2006, Cequent entered into a Securities Purchase Agreement (the “Agreement”) authorizing the issuance of up to 8,000,000 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”). In June and December 2007 and August 2008, Cequent authorized additional closings of Series A Preferred Stock increasing the number of authorized shares of Series A Preferred Stock to 14,850,000 shares as of December 31, 2008.

In October 2009, Cequent entered into a Series A-1 Convertible Preferred Stock Purchase Agreement (the “Series A-1 Agreement”) authorizing the conversion of up to 14,850,000 shares of the original Series A Preferred Stock to Series A-1 Preferred Stock. In addition, the Series A-1 Agreement also authorized the issuance of up to an additional 12,734,420 Series A-1 shares for a total of 27,584,420 authorized shares of Series A-1 Preferred Stock.

Under the Series A-1 Agreement, 11,850,000 shares of Series A Preferred Stock converted to an equal number of shares of Series A-1 Preferred Stock and 3,000,000 shares of Series A Preferred Stock converted into an equal number of shares of common stock. In addition, Cequent sold 3,326,263 shares of Series A-1 Preferred Stock for cash proceeds of $3,237,131, net of issuance costs of $89,132.

On April 8, 2010, pursuant to the Series A-1 Convertible Preferred Stock Purchase Agreement, Cequent issued 2,517,173 shares of Series A-1 Convertible Preferred Stock for gross proceeds of $2,517,173.

Significant terms of the Series A-1 Preferred Stock are as follows:

Conversion

Each share of Series A-1 Preferred Stock is initially convertible into four shares of common stock, subject to adjustments as applicable from time to time, at the option of the holder, at any time after the day of issuance of such share or automatically upon the earlier of (i) a qualified initial public offering (“IPO”) in which shares are sold at not less than $4.00 per share and gross proceeds to Cequent are not less than $35 million; or (ii) when the holders of at least a majority of the then outstanding Series A-1 Preferred Stock so agree.

Liquidation preference

Upon any liquidation, dissolution, or winding up of Cequent, either voluntary or involuntary, the holders of Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to holders of Series A Preferred Stock or common stock, an amount per share equal to (i) the Series A-1 Original Issue Price ($1.00, subject to adjustment) per share of Series A-1 Preferred Stock; plus (ii) an amount equal to all accrued but unpaid dividends and all declared but unpaid dividends.

After the payment of all preferential amounts required to be paid to the holders of Series A-1 Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to holders of common stock, an amount per share equal to (i) the Series A Original Issue Price ($1.00, subject to adjustment) per share of Series A-1 Preferred Stock; plus (ii) an amount equal to all accrued but unpaid dividends and all declared but unpaid dividends.

After the payment of all preferential amounts required to be paid to the holders of Series A and A-1 Preferred Stock, the remaining assets of Cequent available for distribution to its stockholders shall be distributed among the holders of shares of Series A and A-1 Preferred Stock, common stock and any other class or series of stock entitled to participate in liquidation distributions with the holders of common stock, pro rata based on the number of shares of common stock held by each (assuming conversion into common stock of all such shares); provided, however, that the holders of Series A and A-1 Preferred Stock are not entitled to receive an amount in excess of four times the Original Issue Price.

Dividends

The holders of Series A-1 Preferred Stock shall be entitled to receive dividends, out of any assets legally available if and when declared by the Board of Directors, at the rate of eight percent (8%) of the Series A-1 Original Issue Price per annum on each outstanding share of Series A-1 Preferred Stock. Such dividends shall begin accruing on the first anniversary of the original Series A-1 Preferred Stock issuance date, and shall be on a cumulative basis, compounding annually. Dividends are payable when declared by the Board of Directors, upon a liquidation event and upon conversion. Dividends with respect to the Series A Preferred Stock exchanged for Series A-1 Preferred Stock that were accrued but unpaid at the time of such exchange shall be deemed to have accrued to the Series A-1 Preferred Stock for which such Series A Preferred Stock was exchanged and such share of Series A-1 Preferred Stock thereafter accrue dividends as though such accrued but unpaid dividends had accrued originally on such Series A-1 Preferred Stock.

To date, the Board of Directors has not declared any dividends. At June 30, 2010, Cequent had cumulative accreted dividends on the Series A-1 Preferred Stock of $1,793,805. There was no accretion of dividends for the six-month periods ended June 30, 2010 and 2009.

Voting

The holders of each share of Series A-1 Preferred Stock have the right to one vote for each share of common stock into which such Series A-1 Preferred Stock could then convert. As long as any of the Series A-1 Preferred Stock is outstanding, the holders of a majority of Series A-1 Preferred Stock have the right, exclusively and as a separate class, to elect four members of Cequent’s Board of Directors.

Redemption

On each of the fourth, fifth and sixth anniversaries of the Series A-1 Preferred Stock issuance date, any holder of Series A-1 Preferred Stock may elect to redeem up to a maximum of 33%, 67% and 100%, respectively, of the holder’s shares of Series A-1 Preferred Stock at an amount per share equal to the Series A-1 Original Issue Price per share, plus all accrued but unpaid dividends on such share of Series A-1 Preferred Stock. The amount of the redemption is subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting Series A-1 Preferred Stock.

Cequent considers the Series A-1 Preferred Stock contingently redeemable as a result of the conversion feature and has therefore classified the Series A-1 Preferred Stock as equity in the balance sheet.

Cequent will accrete the Series A-1 Preferred Stock to its redemption value over the period from issuance to redemption, such that the carrying amounts of the Series A-1 Preferred Stock will equal the redemption amount at the earliest redemption date.

Demand registration and participation rights

At any time two years after the date of issuance, the holders of Series A-1 Preferred Stock, in the aggregate and forming at least a majority of total equity securities outstanding, had the right to request that Cequent file a qualified initial public offering (“IPO”). No such filing has occurred. The holders of Series A-1 Preferred Stock also have certain participation rights in future financings.

Participation rights

Each holder of Series A-1 Preferred Stock has the right, for a period of thirty days following the delivery of an equity offering by Cequent, to purchase or acquire at a price and upon the other terms specified in the offer, up to said holder’s pro rata portion of the equity securities plus such additional portion of the securities up to the total of all of the holders of Series A-1 Preferred Stock’s pro rata portion of the equity securities offered for sale.

Common stock

The common stock confers upon its holders the right to receive dividends out of any assets legally available, when and as declared by the Board of Directors. The holders of the common stock have the right, exclusively and as a separate class, to elect one director. In addition, the holders of the common stock have the right to participate and vote in the general meeting of stockholders and in extraordinary meetings of Cequent in such manner that each share confers upon its holder one vote therein.

Stock option plan

In 2006, Cequent adopted the 2006 Stock Incentive Plan (the “Plan”). Under the Plan, the Board of Directors may grant options and establish the terms of each grant in accordance with provisions of the Plan. Plan options are exercisable for up to 10 years from the date of issuance.

As of June 30, 2010, the aggregate number of common shares which may be issued under the Plan was 15,673,052 shares. A summary of the activity under Cequent’s stock option plan for the six months ended June 30, 2010 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Months)	Aggregate Intrinsic Value
Outstanding at December 31, 2009	2,583,772	$0.121
Granted	12,350,355	$0.088
Exercised	(4,583)	$0.130
Forfeited	(568,205)	$0.120

Outstanding at June 30, 2010	14,361,339	$0.093	112	$541,836

Options exercisable at June 30, 2010	4,630,605	$0.068	108	$291,206

Reserved for future grants	208,684

Cequent recorded $281,633 and $281,249 as compensation expense in six-month periods ended June 30, 2010 and 2009, respectively, for stock option awards granted to employees and consultants under the Plan. As of March 31, 2010, there was approximately $524,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan which will be recognized over a weighted average period of approximately 2.25 years.

The weighted-average grant-date fair value of options granted during the six month period ended June 30, 2010 was $0.07. The exercise prices for options granted in the six-month period ended June 30, 2010 were $0.05 and $0.13 per share. Fair value was determined using the Black-Scholes option pricing model and the assumptions described in Note 2.

On March 18, 2010, Cequent granted options to purchase a total of 5,888,000 shares of common stock at $0.13 per share. These options vest as to 25% of the original number of shares on the earlier of (1) the first anniversary of the grant date or (2) immediately upon a change of control, as defined. Cequent has made an initial best estimate of the requisite service period for these options which may be changed in subsequent periods.

Option Modification

In the six months ended June 30, 2010, in conjunction with the change in status from employees to consultants, Cequent effectively modified and re-priced options with three individuals for the purchase of a total of 655,000 shares of common stock. The re-issued options retained the vesting terms of the original options, have an exercise price of $0.05 per share and a ten-year term. The total expense related to these options will equal the portion of the grant-date fair value of the original award for which the requisite service is expected to be or has already been rendered ($4,631) plus the incremental cost resulting from the modification ($20,671). Incremental cost was measured as the excess of the fair value of the modified award over the fair value of the original award immediately before its terms were modified. The portion of the newly measured cost attributable to the remaining portion of the requisite service period will be recognized as expense over the service period. As the modified options were granted to non-employees, the fair value will be recomputed throughout the remaining vesting period as measurement dates occur.

8.	DEFERRED REVENUE

Cequent entered into an exclusive option agreement with Novartis BioVentures Ltd., a related party, for an exclusive license. The option gives Novartis BioVentures Ltd. the right to enter into a Definitive Research and License Agreement for selected Cequent Modulators related to the Selected Target, as defined. Novartis BioVentures Ltd. paid a non-refundable fee of $1,250,000 and is obligated to make an additional non-refundable payment of $1,250,000 within thirty days of Cequent’s completion of a designated milestone. The option expires on the fifth anniversary of the agreement, June 13, 2012. On June 15, 2007, Cequent received the first payment and recorded the receipt as deferred revenue. On August 28, 2008, Cequent received the second payment and recorded the receipt as deferred revenue. Cequent is amortizing the payments to revenue over the life of the option. In the six-month periods ended June 30, 2010 and 2009, Cequent recognized revenue of $288,042 and $281,250, respectively, in connection with the agreement.

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through October 14, 2010, which is the date the financial statements were available to be issued. Other than as discussed below there were no subsequent events that require adjustment to or disclosure in the financial statements.

Acquisition by Marina Biotech, Inc. (formerly MDRNA, Inc.)

As further described in Note 3, on July 21, 2010, the shareholders of MDRNA, Inc. approved the acquisition of Cequent and approved a change in the company name to Marina Biotech, Inc. (“Marina Biotech”). Under the terms of the Merger Agreement, Calais Acquisition Corp. (“merger sub”), a wholly-owned subsidiary of MDRNA, merged with and into Cequent, with Cequent surviving as a wholly-owned subsidiary of Marina Biotech. As a result of the acquisition, notes receivable and accrued interest thereon and warrants issued by MDRNA to Cequent terminated.

Preferred stock issuance

On July 20, 2010, pursuant to the Series A-1 Convertible Preferred Stock Purchase Agreement, Cequent issued 6,810,427 shares of Series A-1 Convertible Preferred Stock for gross proceeds of $5,000,000.